Exhibit 99.1

Contact:    David Lilly / Joseph Kuo      Roy Swan
Kekst and Company   Carver Bancorp, Inc.
(212) 521-4800         (212) 360-8820

CARVER BANCORP, INC. REPORTS SECOND QUARTER RESULTS

-- Records Special Charges Related to CCB Acquisition and Accelerated Margin Improvement Initiatives --

New York, New York, November 15, 2006 - Carver Bancorp, Inc. (the “Company” or “Carver”) (AMEX: CNY), the holding company for Carver Federal Savings Bank (the “Bank”), today announced its results of operations for the three- and six-month periods ended September 30, 2006, the second quarter of the fiscal year ending March 31, 2007 (“fiscal 2007”).

The Company reported a net loss of $904,000, or $0.36 per diluted share, for the three month period ended September 30, 2006, compared to net income of $601,000, or $0.23 per diluted share, for the same period last year. The net loss was primarily due to one-time charges stemming from two strategic initiatives. First, the Company recorded transaction charges related to the acquisition of Community Capital Bank (“CCB”), which will provide a commercial banking platform and contribute to Carver’s growth. Second, the Company absorbed one-time charges related to acceleration of its balance sheet repositioning, which is designed to improve Carver’s net interest margin and to reduce the Bank’s exposure to interest-only one-to-four family residential mortgage loans. For the six month period ended September 30, 2006, the Company reported a net loss of $102,000, or $0.04 per diluted share, compared to net income of $1.4 million, or $0.56 per diluted share, for the same period last year.

Excluding these charges, second quarter net income was $710,000, or $0.28 per diluted share, compared to $601,000 or $0.23 per diluted share for the same period last year. For the six months period, net income was $1.5 million, or $0.59 per diluted share, compared to $1.4 million, or $0.56 per diluted share for the same period last year.

One-Time Charges

In connection with completion of the Bank’s acquisition of CCB, a Brooklyn-based small business lender, Carver reported one-time acquisition-related charges of $1.3 million, with a tax benefit of approximately $477,000, resulting in an after tax cost of $779,000 or $0.30 per diluted share for the quarter. The acquisition-related charges are primarily related to severance, early vendor contract termination fees, and systems integration and conversion fees.

In addition, late in the second quarter, Carver took steps to accelerate ongoing efforts to improve its net interest margin and reduce exposure to interest-only one-to-four family residential mortgage loans, by further repositioning its balance sheet. These steps include reduction of higher cost borrowings, deposits and lower yielding investments, and reclassification of a portion of interest-only one-to-four family residential mortgage loans to held-for-sale. The total cost of these transactions was $1.3 million, with a tax benefit of $512,000, resulting in an after tax cost of $835,000 or $0.33 per diluted share.

Key Elements of the Repositioning of Carver’s Balance Sheet

Details on the balance sheet repositioning follow:

•	Sold $47.1 million of lower yielding mortgage backed securities and agencies with a weighted average book yield of 3.80%.
•
Initiated sale of $22.4 million of predominantly interest-only one-to-four family residential mortgage loans with a weighted average book yield of 5.54%. Although the loan sale transaction is expected to close in mid-November, a loss of $645,000 that is expected to be realized on the loan sale is reflected in second quarter results, as the loans were reclassified from held-for-investment to held-for-sale.

•
Used $26 million in proceeds from securities sales to repay Federal Home Loan Bank (“FHLB”) borrowings and $20 million to repay matured higher cost deposits that would have renewed at a cost of approximately 5.38% and 5.30%, respectively.

•	Will use the remainder of expected proceeds from the loan sale to repay maturing borrowings.

Together, these transactions are expected to reduce Carver’s interest rate risk exposure, lower exposure to interest-only one-to-four family residential mortgage loans, and improve future profitability by decreasing both higher cost debt and lower yielding assets.

Chairman & CEO Comments

Deborah C. Wright, Chairman and CEO of Carver, stated:  "We are pleased to have completed the acquisition of CCB and are excited and energized about the potential of our new commercial banking platform and its expected contributions to our profitability over time. Our integration efforts are on track and we expect these efforts to be substantially completed by fiscal year end. Importantly, our combined marketplace has responded well to the announcement of our merger. We continue to expect CCB to be accretive to Carver’s earnings within the first year of the transaction. Our loss this quarter reflects one-time charges related to the acquisition and our desire to reposition our balance sheet to improve our margin and reduce our exposure to interest-only one-to-four family residential mortgage loans.

“Our organic strategy has delivered successful growth of our balance sheet to take advantage of strong real estate trends in the communities in which we operate, which are benefiting from an unprecedented building cycle fueled in part by the limited availability of affordable housing alternatives in Manhattan and beyond. However, we continue to grapple, as do our peers, with a very challenging competitive and yield curve environment. As such, we continue to evaluate every opportunity to enhance our earnings and improve our competitive position. Carver has actively managed its balance sheet to improve our net interest margin, and these efforts were accelerated with the balance sheet repositioning we undertook this quarter.

Ms. Wright concluded: “I am pleased to report that our consistent actions on the balance sheet have improved our net interest margin for the quarter by 35 basis points to 3.46% compared to the same period last year, and 17 basis points on a linked quarter basis. This positive momentum is expected to continue as the full impact of this quarter’s balance sheet repositioning reaches the bottom line. Fee income, while flat on a linked quarter basis, is lower for the quarter on a year over year basis, primarily due to the variability of mortgage prepayment penalty income and reduction in fees from our retail business. Overall, our success in growing revenues in this difficult climate and a continued focus on improving our cost structure resulted in modest improvements in our ongoing results year over year.”

Acquisition Update

On September 29, 2006, the Bank consummated its acquisition of CCB, contributing an additional $167.1 million in assets to its balance sheet. Together with acquisition-related charges of $879,000, the total transaction cost was $11.9 million. As a result of the acquisition, the Bank’s balance sheet reflects goodwill and a core deposit intangible of $5.1 million and $760,000, respectively.

As the transaction closed at the end of the quarter, the Company’s results of operations do not reflect the operations of CCB for the current quarter or prior periods. However, the Company’s balance sheet reflects the acquisition.

Income Statement Highlights

Quarterly Results

For the quarter ended September 30, 2006, the Bank recorded a net loss of $904,000, compared to net income of $601,000 for the same period last year. These results reflect an increase in non-interest expense of $1.6 million and a decrease in non-interest income of $1.4 million. For the quarter ended September 30, 2006, net interest income increased $676,000 and the income tax provision decreased $793,000 compared to the September 30, 2005 period.

Net interest income before provision for loan losses increased $676,000, or 14.9%, to $5.2 million compared to $4.5 million for the same period last year. This result is primarily due to the Bank’s strategy to reduce lower yielding securities and replace them with higher yielding loans. As a result, interest income increased $1.6 million, or 21.2%, partially offset by an increase in interest expense of $956,000, or 29.8%, compared to the same period last year. Interest income increased primarily as a result of higher yields and average balances in the loan portfolio of 71 basis points and $82.6 million, respectively. The average balance of the securities portfolio decreased $51.1 million, and although the yield earned increased by 37 basis points the result was a net decrease in interest income earned from securities. Interest expense rose primarily as a result of an increase in the cost of certificates of deposit and money market accounts of 88 and 86 basis points, respectively, as well as an overall $32.1 million increase in average deposit balances.

Non-interest income decreased $1.4 million to a loss of $337,000 compared to income of $1.0 million for the same period last year. Non-interest income declined primarily as a result of a $702,000 unrealized loss adjustment taken on the Bank’s held-for-sale loans and a $645,000 recognized loss on the sale of certain investment securities, both related to initiatives to reposition the Company’s balance sheet. For the current quarter, there were modest decreases in depository fees and charges as well as loan fees and service charges, however, these were offset by modest increases in gains on sale of loans and miscellaneous other non-interest income compared to the same period last year.

Non-interest expense increased $1.6 million or 34.6%, to $6.2 million compared to $4.6 million for the same period last year. The increase in non-interest expense was primarily due to establishment of $1.3 million in restructuring charges for expenses related to the CCB acquisition. Other non-interest expenses also increased primarily due to costs associated with outsourcing internal audit, additional consulting, loan and telecommunication costs.

For the three months ended September 30, 2006, the Company recorded a loss before taxes of $1.4 million compared to income before taxes of $930,000 for the same period last year. This loss resulted in an income tax benefit of $464,000 compared to a tax expense of $329,000 for the same period last year.

Six-Month Results

For the six month period ended September 30, 2006, the Bank recorded a net loss of $102,000 compared to net income of $1.4 million for the same period last year. This result is primarily due to a decrease of $1.8 million in non-interest income and an increase of $1.5 million in non-interest expense. For the six month period ended September 30, 2006, net interest income increased $1.0 million and the income tax provision decreased $812,000 compared to the six month period ended September 30, 2005.

Net interest income before provision for loan losses increased by $1.0 million, or 10.9%, to $10.2 million, compared to $9.2 million for the same period last year. Interest income increased $3.0 million, or 19.4%, compared to the same period last year primarily as a result of increased real estate mortgage loan balances and loan yields. Partially offsetting the rise in interest income was additional interest expense of $2.0 million, an increase of 31.8%, compared to the same period last year, primarily due to increased cost of funds and deposit balances.

Non-interest income decreased $1.8 million, or 75.0%, to $607,000, compared to $2.4 million for the same period last year. Non-interest income decreased primarily from a mark-to-market adjustment taken on the Bank’s held-for-sale loans and a recognized loss on the sale of certain investment securities as previously noted. In addition, loan fees and service charges declined $470,000, primarily as a result of decreased mortgage prepayment penalties associated with mortgage refinancing activity.

Non-interest expense increased $1.5 million, or 16.4%, to $11.0 million compared to $9.4 million for the same period last year. The increase in non-interest expense was due primarily to the $1.3 million merger-related restructuring charge and, to a lesser extent, increases in net occupancy expenses of $115,000 and other expenses of $353,000. Partially offsetting the increase in non-interest expense was a decrease in employee compensation and benefits expense of $243,000 as the Company continues to recognize some benefits from outsourcing efforts and staff attrition.

For the six months ended September 30, 2006, the Company’s income before taxes decreased $2.4 million to a loss of $121,000 compared to income of $2.2 million from the same period last year. The Company’s income tax provision also decreased $812,000 to a tax benefit of $19,000 compared to a tax expense of $793,000 for the same period last year.

Financial Condition Highlights

At September 30, 2006, total assets increased by $118.6 million, or 17.9%, to $779.6 million compared to $661.0 million at March 31, 2006. The asset growth primarily reflects $165.4 million in total assets acquired from CCB. The Bank increased total loans receivable, net, by $92.3 million primarily as a result of the $98.8 million portfolio acquired from CCB and an additional $17.4 million of new mortgage loan originations and purchases exceeding mortgage loan repayments. The increase in total loans receivable, net was partially offset by the reclassification of $23.1 million in loans to held-for-sale as part of the balance sheet repositioning. This reclassification and loans originated for sale during the period were the primary components of the $29.9 million increase in loans held-for-sale. In addition, goodwill and core deposit intangibles, cash and cash equivalents, and other assets increased by $5.8 million, $3.2 million, and $4.1 million, respectively. The increase in total assets was partially offset by a $19.2 million decrease in total securities. The decrease in total securities resulted from the $47.1 million sale of certain investment securities as part of the balance sheet repositioning, and $22.6 million in combined repayments and maturities. This decrease was partially offset by the $50.7 million securities portfolio of CCB.

At September 30, 2006, total liabilities increased by $118.5 million, or 19.4%, to $730.8 million from $612.3 million at March 31, 2006. The increase in liabilities results from the acquisition of $159.3 million in liabilities from CCB. The Bank’s deposits increased $119.0 million primarily as a result of the acquisition of $144.1 million in deposits from CCB. Excluding the CCB acquisition the Bank’s deposits declined by $25.2 million as a result of reduced certificates of deposit, interest-bearing checking, savings and money market balances. The reduction in certificates of deposit primarily results from the Bank’s decision not to renew $20.0 million in relatively high cost maturing deposits. Borrowings declined $1.1 million as the Bank paid off relatively higher cost FHLB borrowings, partially offset by an increase of $12.5 million in FHLB borrowings acquired with CCB.

At September 30, 2006, total stockholders’ equity increased $71,000, or 0.2%, to $48.8 million compared to $48.7 million at March 31, 2006. The increase in total stockholders’ equity was primarily attributable to the reduction of $412,000 in accumulated other comprehensive loss related to mark-to-market of the Bank’s available-for-sale securities. This reduction resulted primarily from sale of securities as part of the balance sheet repositioning. Also contributing to the increase in stockholders’ equity was a decrease of $77,000 in treasury stock and an increase of $102,000 in additional paid-in capital resulting from re-issuance of common stock the Company previously repurchased to fund its compensation and benefit programs. Partially offsetting the increase in stockholders’ equity was the decrease in retained earnings of $532,000 from net losses during the six months ended September 30, 2006 and payment of dividends to stockholders during the period.

Asset Quality

At September 30, 2006, non-performing assets totaled $3.9 million, or 0.50% of total assets, compared to $2.8 million, or 0.42% of total assets, at March 31, 2006. As a result of the acquisition of CCB, the Company added $1.4 million in non-performing loans to its portfolio. At September 30, 2006, the allowance for loan losses was $5.2 million compared to $4.0 million at March 31, 2006. This change reflects the additional allowance for loan losses of $1.2 million following the CCB acquisition. At September 30, 2006, the ratio of the allowance for loan losses to non-performing loans was 154.9% compared to 147.1% at March 31, 2006. At September 30, 2006, the ratio of the allowance for loan losses to total loans receivable was 0.88% compared to 0.81% at March 31, 2006.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company’s website at www.carverbank.com. Statements contained in this news release, which are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “could,” “may,” “planned,” “estimated,” “potential,” “outlook,” “predict,” “project” and similar terms and phrases, including references to assumptions. Forward-looking statements are based on various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond the Company’s control, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could result in material variations include, without limitation, the Company's success in implementing its initiatives, including expanding its product line, adding new branches and ATM centers, successfully re-branding its image and achieving greater operating efficiencies; increases in competitive pressure among financial institutions or non-financial institutions; legislative or regulatory changes which may adversely affect the Company’s business or increase the cost of doing business; technological changes which may be more difficult or expensive than we anticipate; changes in interest rates which may reduce net interest margins and net interest income; changes in deposit flows, loan demand or real estate values which may adversely affect the Company’s business; changes in accounting principles, policies or guidelines which may cause the Company’s condition to be perceived differently; litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, which may delay the occurrence or non-occurrence of events longer than anticipated; the ability of the Company to originate and purchase loans with attractive terms and acceptable credit quality; and general economic conditions, either nationally or locally in some or all areas in which the Company does business, or conditions in the securities markets or the banking industry which could affect liquidity in the capital markets, the volume of loan origination, deposit flows, real estate values, the levels of non-interest income and the amount of loan losses. The forward-looking statements contained within herein are made as of the date of this report, and the Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

# # #

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except share data)

	September 30,	March 31,
	2006	2006
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$19,508	$13,604
Federal funds sold	4,800	8,700
Interest Earning Deposits	1,828	600
Total cash and cash equivalents	26,136	22,904
Securities:
Available-for-sale, at fair value (including pledged as collateral of $36,947 and $79,211
at September 30, 2006 and March 31, 2006, respectively)	68,153	81,882
Held-to-maturity, at amortized cost (including pledged as collateral of $20,601 and $26,039 at September 30, 2006 and March 31, 2006, respectively; fair value of $20,378 and $25,880
at September 30, 2006 and March 31, 2006, respectively)	20,921	26,404
Total securities	89,074	108,286

Loans held-for-sale, net	29,887	-

Loans receivable:
Real estate mortgage loans	524,224	495,994
Consumer and commercial business loans	66,696	1,453
Allowance for loan losses	(5,222)	(4,015)
Total loans receivable, net	585,698	493,432
Office properties and equipment, net	14,326	13,194
Federal Home Loan Bank of New York stock, at cost	4,679	4,627
Bank owned life insurance	8,635	8,479
Accrued interest receivable	4,135	2,970
Goodwill	5,066	-
Core Deposit Intangible	760	-
Other assets	11,200	7,101
Total assets	$779,596	$660,993

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$623,627	$504,638
Advances from the Federal Home Loan Bank of New York and other borrowed money	92,658	93,792
Other liabilities	14,543	13,866
Total liabilities	730,828	612,296
Stockholders' equity:
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued;
2,511,347 and 2,506,822 outstanding at September 30, 2006 and March 31, 2006, respectively)	25	25
Additional paid-in capital	24,037	23,935
Retained earnings	25,204	25,736
Unamortized awards of common stock under ESOP and management recognition plan ("MRP")	(10)	(22)
Treasury stock, at cost (13,344 shares at September 30, 2006 and 17,869 shares at March 31, 2006)	(226)	(303)
Accumulated other comprehensive loss	(262)	(674)
Total stockholders' equity	48,768	48,697
Total liabilities and stockholders' equity	$779,596	$660,993

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,

	2006	2005	2006	2005

Interest Income:
Loans	$8,317	$6,214	$16,208	$12,421
Mortgage-backed securities	842	1,135	1,775	2,260
Investment securities	168	277	349	551
Federal funds sold	53	122	169	268
Total interest income	9,380	7,748	18,501	15,500

Interest expense:
Deposits	3,026	2,096	6,021	3,966
Advances and other borrowed money	1,143	1,117	2,233	2,298
Total interest expense	4,169	3,213	8,254	6,264

Net interest income	5,211	4,535	10,247	9,236

Provision for loan losses	-	-	-	-
Net interest income after provision for loan losses	5,211	4,535	10,247	9,236

Non-interest income:
Depository fees and charges	601	668	1,210	1,297
Loan fees and service charges	245	302	490	960
Write-down of loans held for sale	(702)	-	(702)	-
Loss on sale of securities	(645)	-	(645)	-
Gain on sale of loans	76	47	88	73
Gain on sale of fixed assets	3	-	3	-
Other	85	14	163	99
Total non-interest income	(337)	1,031	607	2,429

Non-interest expense:
Employee compensation and benefits	2,326	2,330	4,611	4,854
Net occupancy expense	610	578	1,194	1,079
Equipment, net	514	488	991	929
Merger related expenses	1,256	-	1,258	-
Other	1,536	1,240	2,921	2,568
Total non-interest expense	6,242	4,636	10,975	9,430

(Loss) income before income taxes	(1,368)	930	(121)	2,235
Income tax (benefit) provision	(464)	329	(19)	793
Net (loss) income	$(904)	$601	$(102)	$1,442

(Loss) earnings per common share:
Basic	$(0.36)	$0.24	$(0.04)	$0.58
Diluted	$(0.36)	$0.23	$(0.04)	$0.56

CARVER BANCORP, INC. AND SUBSIDIARIES SELECTED KEY RATIOS
(Unaudited)

	Three Months Ended				Six Months Ended
Selected Financial Data:	September 30,				September 30,
	2006		2005		2006		2005
Return on average assets (1)	-0.56%		0.39%		-0.03%		0.46%
Return on average equity (2)	-7.46		5.10		-0.42		6.12
Interest rate spread (3)	3.20		2.94		3.12		2.96
Net interest margin (4)	3.46		3.11		3.37		3.14
Operating expenses to average assets (5)	3.87		2.97		3.40		3.03
Efficiency ratio (6)	128.07		83.29		101.11		80.84
Equity-to-assets (7)	6.26		7.33		6.26		7.33

Tier I leverage capital ratio (8)	7.24		9.26		7.24		9.26
Tier I risk-based capital ratio (8)	8.96		13.39		8.96		13.39
Total risk-based capital ratio (8)	9.79		14.30		9.79		14.30

Average interest-earning assets to
interest-bearing liabilities	1.09	x	1.08	x	1.09	x	1.08	x

Net income per share - basic	($0.36)		$0.24		($0.04)		$0.58
Net income per share - diluted	($0.36)		$0.23		($0.04)		$0.56
Average shares outstanding - basic	2,509,088		2,510,477		2,507,466		2,505,469
Average shares outstanding - diluted	2,570,002		2,573,156		2,568,969		2,570,540
Cash dividends	$0.09		$0.08		$0.17		$0.15
Dividend payout ratio (9)	N/A		33.44%		N/A		26.09%

Asset Quality Ratios:	September 30,				March 31,
	2006		2005		2006		2005
Non performing assets to total assets (10)	0.50%		0.42%		0.42%		0.16%
Non performing loans to total loans receivable (11)	0.57		0.59		0.55		0.23
Allowance for loan losses to total loans receivable	0.88		0.89		0.81		0.96
Allowance for loan losses to non-performing loans	154.9%		150.8%		147.1%		410.7%

(1) Net income divided by average total assets, annualized.
(2) Net income divided by average total equity, annualized.
(3) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(4) Net interest income divided by average interest-earning assets, annualized.
(5) Non-interest expenses divided by average total assets, annualized.
(6) Operating expenses divided by sum of net interest income plus non-interest income.
(7) Total equity divided by assets at period end.
(8) These regulatory ratios reflect consolidated bank only.
(9) Dividend paid on common stock during the period divided by net income available to common stockholders for the period.
(10) Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.
(11) Non performing loans consist of non-accrual loans, loans accruing 90 days or more past due.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(Dollars in thousands)
(Unaudited)

	Three months ended September 30,
	2006			2005
	Average		Average	Average		Average
Interest Earning Assets:	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
	(Dollars in thousands)
Loans (1)	$507,492	$8,317	6.56%	$424,882	$6,214	5.85%
Total securities (2)	95,664	1,010	4.22%	146,781	1,412	3.85%
Fed funds sold	3,927	53	5.35%	14,639	122	3.31%
Total interest earning assets	607,083	9,380	6.18%	586,302	7,748	5.29%
Non-interest earning assets	37,927			37,090
Total assets	$645,010			$623,392

Interest Bearing Liabilities:
Deposits:
Checking	$23,198	16	0.27%	$24,028	18	0.30%
Savings and clubs	135,629	220	0.64%	137,562	226	0.65%
Money market accounts	38,584	235	2.42%	40,573	160	1.56%
Certificates of deposit	266,942	2,549	3.79%	229,670	1,684	2.91%
Mortgagor's deposit	1,571	6	1.52%	1,989	8	1.60%
Total deposits	465,924	3,026	2.58%	433,822	2,096	1.92%
Borrowed money	89,531	1,143	5.06%	107,508	1,117	4.12%
Total interest bearing liabilities	555,455	4,169	2.98%	541,330	3,213	2.35%
Non-interest-bearing liabilities:
Demand	31,977			27,888
Other Liabilities	9,116			7,049
Total liabilities	596,548			576,267
Stockholders' equity	48,462			47,125
Total liabilities and stockholders' equity	$645,010			$623,392
Net interest income		$5,211			$4,535

Average interest rate spread			3.20%			2.94%

Net interest margin			3.46%			3.11%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(Dollars in thousands)
(Unaudited)

	Six months ended September 30,
	2006			2005
	Average		Average	Average		Average
Interest Earning Assets:	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
	(Dollars in thousands)
Loans (1)	$500,515	$16,208	6.48%	$421,895	$12,421	5.89%
Total securities (2)	102,610	2,124	4.14%	150,594	2,811	3.73%
Fed funds sold	6,821	169	4.94%	17,347	268	3.08%
Total interest earning assets	609,946	18,501	6.07%	589,836	15,500	5.26%
Non-interest earning assets	37,673			36,372
Total assets	$647,619			$626,208

Interest Bearing Liabilities:
Deposits:
Checking	$24,943	39	0.31%	$24,858	38	0.30%
Savings and clubs	137,542	443	0.64%	138,695	449	0.65%
Money market accounts	39,164	477	2.43%	38,635	285	1.47%
Certificates of deposit	264,516	5,048	3.81%	228,540	3,177	2.77%
Mortgagor's deposit	1,870	14	1.49%	2,290	17	1.48%
Total deposits	468,035	6,021	2.57%	433,018	3,966	1.83%
Borrowed money	89,708	2,233	4.96%	110,907	2,298	4.13%
Total interest bearing liabilities	557,743	8,254	2.95%	543,925	6,264	2.30%
Non-interest-bearing liabilities:
Demand	31,562			27,660
Other Liabilities	10,075			7,767
Total liabilities	599,380			579,352
Stockholders' equity	48,239			46,856
Total liabilities and stockholders' equity	$647,619			$626,208
Net interest income		$10,247			$9,236

Average interest rate spread			3.12%			2.96%

Net interest margin			3.37%			3.14%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock